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EXHIBIT 10.12  EMPLOYMENT AGREEMENT BETWEEN WEST ESSEX BANK AND LEOPOLD W.
               MONTANARO
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                              EMPLOYMENT AGREEMENT


     This AGREEMENT is made and entered into this 30th day of January, 1998, by and between West Essex Bank (the "Bank"), a federally chartered savings institution, with its principal administrative office at 417 Bloomfield Avenue, Caldwell, New Jersey and Leopold W. Montanaro.

     WHEREAS, the Bank wishes to continue to assure itself of the services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the period of his employment hereunder, Executive shall be nominated and elected to serve as a director of the Bank and shall be appointed the Chief Executive Officer and President of the Bank. Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank.

2.   TERMS AND DUTIES.

     (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Board of Directors of the Bank ("Board"), may extend the Agreement an additional year such that the remaining term of the Agreement shall be three (3) years unless the Executive elects not to extend the term of this Agreement by giving notice in accordance with Section 9 of the Agreement. The Board will review the Executive's performance annually for purposes of determining, whether to extend the Agreement, and the rationale and the results thereof shall be included in the minutes of the Board's meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.

     (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank and which activities may include participation in community and civic organizations; provided, however, that, with the approval of

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the Board, as evidenced by a resolution of such Board, from time to time,
Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.

     (c) Notwithstanding anything herein contained to the contrary, Executive's employment with the Bank may be terminated by the Bank or the Executive during the term of this Agreement, subject to the terms and condition of this Agreement.

3.   COMPENSATION AND REIMBURSEMENT.

     (a) The Executive shall be entitled to a salary from the Bank of not less than $275,000 per year ("Base Salary"). Executive's Base Salary shall be payable monthly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or a Committee designated by the Board, and the Board or the Committee of the Board may increase Executive's Base Salary. The increased Base Salary shall become the "Base Salary" for purposes of the Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no premium cost to Executive all such other benefits as provided uniformly to permanent full-time employees of the Bank.

     (b) The Executive shall be entitled to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, including the payment for (i) the use of an automobile and payment for automobile insurance and any costs associated with its operation and maintenance, (ii) membership to a country club and the expenses and assessments associated therewith and (iii) attendance to national and state conventions and educational conferences and the expenses associated therewith for the Executive and his spouse, and the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder except to the extent that such changes would affect all of the Bank's employees. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental executive retirement plans, pension plans, profit-sharing plans, health-and-accident plan, long-term disability plan, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

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     (c) In addition to the Base Salary provided for by paragraph (a) of this
Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank of Executive's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof, Termination for Cause, as defined in Section 8 hereof, retirement in accordance with the Bank's pension plan or Disability as defined in Section 7; (ii) Executive's resignation from the Bank's employ, in the manner set forth below, upon any (A) failure to elect or appoint Executive as a director and the Chief Executive Officer and President of the Bank unless consented to by the Executive, (B) material changes in Executive's functions, duties or responsibilities, which would cause Executive's position to become one of lesser responsibility, importance or scope from the position and attributes described in Section 1, above, unless consented to by the Executive, (C) relocation of Executive's principal place of employment by more than 50 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, (E) liquidation or dissolution of the Bank or in the event of any governmental confiscation of the net worth of the Bank, or (F) breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be a sum equal to: (i) the amount of the remaining salary payments that the Executive would have earned if he continued his employment with the Bank during the remaining unexpired term of this Agreement at the Executive's Base Salary at the Date of Termination; (ii) the average of the amount of any bonus and other compensation paid to the Executive during the term of the Agreement times the remaining number of years of the Agreement and any fraction thereof; and (iii) an amount equal to the average of the annual contributions that were made on the Executive's behalf to any employee benefit plans of the Bank during the term of the Agreement times the remaining number of years of the Agreement and any fraction thereof, provided that any payments pursuant to this subsection shall not, in the aggregate, exceed three times Executive's Average Annual Compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years ("Average

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Annual Compensation"). Average Annual Compensation shall include all taxable income including but not limited to any commissions, bonuses, contributions on behalf of Executive to any pension and profit sharing plan, severance payments, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year. In the event that the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred to the extent required by applicable law until such time as the Bank is in capital compliance. At the election of the Executive, which election is to be made prior to the Executive's Date of Termination, such payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following the Executive's termination. In the event that no lump sum election is made, payment to the Executive will be made on a monthly basis during the remaining term of this Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment unless the Executive's other employment constitutes a breach of Section 11 of this Agreement. In such event the Bank shall be entitled to seek any remedies available to it for breach of this Agreement.

     (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and long-term disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination at no premium cost to the Executive. Such coverage shall cease upon the expiration of the remaining term of this Agreement. Any bond outstanding for country club membership shall be transferred without payment therefore by the Executive and the Bank shall pay the annual membership dues and assessments for the remaining term of this Agreement.

5.   CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a Change in Control of the Bank shall be deemed to have occurred upon the occurrence of one of the following events:

          (i) individuals who constitute the Board of Directors of the Bank on the date hereof (or the Board of Directors of any direct or indirect parent company of the Bank as of the dates such company were first organized) (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's members was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (i), considered as though he or she were a member of the Incumbent Board;

          (ii) a merger, merger conversion, consolidation, or sale of all or substantially all of the assets of the Bank or any direct or indirect parent company of the

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                Bank, in which the Bank or any direct or indirect parent company of the Bank is not the resulting entity;

          (iii) the occurrence of a Change in Control of the Bank or any direct or indirect parent company of the Bank within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision, as determined by the Board of Directors of the Bank; or

          (iv) in the event that the Bank (or following any Reorganization, the mutual holding company which owns at least 50.1% of the voting securities of the Bank or any direct or indirect parent holding company of the Bank) converts from the mutual to stock form of ownership at any time subsequent to the effective date of this Agreement, a Change in Control of the Bank or its holding company ("Holding Company") for purposes of this Agreement shall mean an event of a nature that (A) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (B) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its successor agency), as in effect on the date hereof (provided that in applying the definition of a change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or
                (C) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any of the Bank's or the Holding Company's employee benefit plans; or (b) individuals who constitute the Board of the Bank or the Holding Company on the date of the Conversion (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the Conversion or Reorganization whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's or the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b),

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                considered as though he were a member of the Incumbent Board; or
                (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity, provided however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

     Payments pursuant to this Change in Control section shall not be triggered by a conversion of the Bank from the mutual to stock form of organization ("Conversion") or reorganization of the Bank into the mutual holding form of ownership ("Reorganization") except in the event the Bank is not the resulting entity. Upon any Conversion or Reorganization, the resulting Bank and the Holding Company (if one is formed in the transaction) shall be subject to the provisions of Section 23 hereof and the obligations of the Bank herein and further shall enter into agreements or amendments hereto with the Executive providing for at least the same benefits under this Agreement. Further, upon any Conversion or Reorganization and the issuance of common stock to the public, the Bank agrees that it will establish employee stock benefit plans and other compensation arrangements for executive officers, employees and directors of the Bank and the Holding Company similar in nature and scope to those established by converted savings institutions in the New York and New Jersey metropolitan areas. The Executive shall be entitled to participate in such employee stock benefit plans and other compensation arrangements and will receive awards and/or other benefits under such plans or arrangements at a level commensurate to that received by the senior executive officers of converted savings institutions in the New York and New Jersey metropolitan areas.

     (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to: (1) Executive's dismissal; or (2) voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in any compensation or benefits or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or Termination for Cause.

     (c) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death following such termination, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) the payments due for the remaining term of the Agreement; or (ii) three (3) times Executive's Average Annual Compensation for the five (5) most recent taxable years that Executive has been employed by the Bank. At the election of the Executive, which election is to be made prior to a Change in Control, such payment may be made in a lump sum as of the Executive's Date of Termination. In the event that no election is

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made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

     (d) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Bank will cause to be continued life, medical, dental and long-term disability coverage substantially equivalent to the coverage maintained by the Bank for Executive at no premium cost to Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months.

6.   CHANGE IN CONTROL RELATED PROVISIONS

     Notwithstanding the paragraphs of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive, under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by the paragraphs of Section 5 shall be determined by the Executive.

7.   TERMINATION FOR DISABILITY

     (a) If, as a result of Executive's permanent incapacity due to injury or sickness, such incapacity being determined by a doctor selected by the Bank and the Executive, he shall have been absent from his duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Bank may terminate Executive's employment for "Disability."

     (b) The Bank will pay Executive, as disability pay, a bi-weekly payment equal to one hundred percent (100%) of Executive's monthly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's death; or (iii) the Executive reaching age 65. Notwithstanding any other provisions to the contrary, any amounts due under this subsection (b) shall first be reduced by any benefits payable to the Executive under a disability insurance policy provided by the Bank.

     (c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. Disability coverage under this subsection (c) and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the

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same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) the Executive's death; or (iii) the Executive reaching the age of 65.

     (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period which Executive is incapable of performing his duties hereunder by reason of temporary disability.

8.   TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of its affiliates. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination that shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

9.   NOTICE.

     (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given).

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     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or, by a binding arbitration award, and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence and solely in accordance with Section 20 of this agreement. Notwithstanding the pendency of any such dispute, unless otherwise prohibited by Section 16 of this Agreement, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

10.  POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.  NON-COMPETITION.

     (a) Upon any termination of Executive's employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination except as otherwise agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work in an executive capacity for any financial institution whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection 11 (a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Nothing herein will be construed as prohibiting the Bank from pursuing

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any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, following the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever except as authorized by the Board. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section 11, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.  SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Such payments may be provided for in the form of an irrevocable grantor trust established by the Bank for the purpose of satisfying the Bank's obligations under the Agreement.

13.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

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     (b) This Agreement shall be binding upon, and inure to the benefit of,
Executive and the Bank and their respective successors and assigns.

15.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.  REQUIRED PROVISIONS.

     (a) The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 herein above.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(e)(3) or (g)(1), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in
Section 16(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) (12 U.S.C. Section 1818(e)(4) or 8(g)(1)) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

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

     (d) If the Bank is in default (as defined in Section 3(x)(1) (12 U.S.C.
Section 1813(x)(1)) of the Federal Deposit Insurance Act) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation, at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the Federal Deposit Insurance Act, or (ii) by the Office of Thrift Supervision ("OTS") at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C.
Section 1828(k) and any rules and regulations promulgated thereunder.

17.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by Federal law.

20.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that

                                       12
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Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21.  PAYMENT OF LEGAL FEES.

     In the event any action is instituted by the Executive or the Bank including under Section 20 of this Agreement all legal fees and expenses shall be paid and reimbursed by the party who is not successful on the merits as determined by a legal judgment, settlement or arbitration award.

22.  INDEMNIFICATION.

     The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Federal and New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

23.  SUCCESSOR TO THE BANK.

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, Conversion, Reorganization or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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                                  SIGNATURES

     IN WITNESS WHEREOF, John J. Burke, has caused this agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Executive has signed this Agreement, on the 4th day of February, 1998.

ATTEST: [SEAL]



/s/ Craig Montanaro                           By:  /s/ William J. Foody
--------------------------------                   --------------------------
Secretary                                          Chairman of the Board


WITNESS:



/s/ John J. Burke                                  /s/ Leopold W. Montanaro
--------------------------------                   --------------------------
                                                   Leopold W. Montanaro

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